EXHIBIT 10.4

Summary of Benjamin A. Pardo 2015 Compensation

Effective July 1, 2015, the Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Benjamin A. Pardo, with a bonus target of $285,000. Mr. Pardo is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.